EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY

Summit Brokerage Services, Inc.

     Summit Financial Group, Inc.

     SBS Insurance Agency of Florida, Inc.

          SBS Insurance Agency of California, Inc.

     Summit Holding Group, Inc.